SUB-ITEM 77H

     MFS Series Trust XI on behalf of:
     Union Standard Equity Fund Vertex All Cap
     Fund Vertex Contrarian Fund


     As of September 30, 2000, the following entity acquired control and now beneficially owns more than 25% of the shares of the respective Series:



                Series                                 Owner and Address                      % of Shares Owned
---------------------------------------- ----------------------------------------------- ----------------------------

Union Standard Equity Fund               PaineWebber for the Benefit of                  44.76%
    Class C Shares                       Local 693 IAP Fund
                                         Attn: Lance Moran
                                         3 Gregory Drive
                                         South Burlington, VT  05403-6061

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